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                                                                    Exhibit 2.13

                            SHARE PURCHASE AGREEMENT

By virtue of this private instrument, the undersigned parties:

(a) TELEFONICA INTERACTIVA BRASIL LTDA., a limited-liability joint-stock corporation, duly organized and in existence pursuant to the laws of the Federative Republic of Brazil, with head office at Rua da Consolacao 247, 6(Degree) andar, sala 28-A, in the City of Sao Paulo, State of Sao Paulo, registered with the CNPJ under No. 03.185.736/0001-70, through its Manager-Representative Mr. Moshe B. Sendacz, a Brazilian citizen, married, an attorney, holder of RG Identification Card No. 3.333.998 (SSP/SP), registered with the CPF/MF [Ministry of Finance Individual Tax Roll] under No. 365.994.768-72, residing and domiciled in the Capital of the State of Sao Paulo, with office at Rua da Consolacao, 247, 4(Degree) andar, hereinafter to be referred to as "INTERACTIVA" or "Committed Buyer";

(b) SILVIA NORA BERNO DE JESUS, a Brazilian citizen, married, a systems analyst, holder of RG Identification Card No. 5002912995 SSP-RS and registered with the CPF/MF under No. 164-176.400-78, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Felicissimo Azevedo, 423, apto. 401 ("Silvia" or "Committed Seller");

WHEREAS Silvia is the holder and legitimate owner of 83,068 (eighty-three thousand, sixty-eight) preferred shares ("Shares"), which on this date represent 0.5% of the current capital stock of Nutec Informatica S.A., a joint stock corporation with head office in the City of Porto Alegre, State of Rio Grande do Sul at Rua Silveiro, 1,111, Sub-solo, Morro Santa Tereza, registered with the CNPJ under No. 91.086.328/0001-67 ("Nutec"), which capital is represented by 16,613,504 shares, 14,538,349 of them being common and 2,075,155 being preferred;

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WHEREAS by virtue of the Share Subscription Agreement entered into on this date between the current controllers and Interactiva (the "Subscription Agreement"), the latter shall subscribe 3,323,498 (three million, three hundred twenty-three thousand, four hundred ninety-eight) new common shares, representing an interest equivalent to 16.57% of the total capital stock and controlling interest in Nutec, which is to be issued, pursuant to the terms of the subscription agreement;

WHEREAS by virtue of other agreements and conditions contained in the Subscription Agreement and its annexes, Silvia will remain at Nutec as a shareholder, it being in the interest of Silvia and Interactiva that in the event that Silvia's interest in Nutec's total capital increases by a percentage greater than 1%, Interactiva would acquire Silvia's shares;

IN CONSIDERATION of the above premises, the parties hereby resolve to enter into this Share Purchase and Sale Agreement, which shall be governed by the terms and conditions stipulated below:

1. SALE AND PURCHASE

      By virtue of this instrument, subject to the terms and conditions established herein, Silvia promises to sell and transfer to Interactiva such number of shares as exceed 1% of Nutec's total capital ("Additional Shares'), as soon as such Shares come to represent a percentage in excess of the one mentioned above, and at the request of Interactiva, but in any event within a period not to exceed 45 (forty-five) days after the signing date of this instrument ("Acquisition Date").

1.2 In view of the provisions of clause 1 above, Silvia promises to maintain the Shares, until the effective transfer to Interactiva, free and clear of any and all encumbrances, charges, options, liens, rights of guarantee or rights of refusal of any kind.

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2. PURCHASE PRICE

      The parties to this agreement hereby agree that the total purchase price of the Additional Shares ("Purchase Price') on the Acquisition Date shall be R$1,713,990.00 (one million, seven hundred thirteen thousand, nine hundred ninety Brazilian reais), in addition to the change in the General Price Index - Domestic Availability (IGP-DI) as reported by the Getulio Vargas Foundation
(FGV), and interest at the rate of 1% per month, calculated from the signing date of this Agreement until the Acquisition Date, which must be paid by Interactiva to Silvia through a credit to a bank current account to be indicated by Silvia within 48 (forty-eight) hours prior to the actual date of the transfer of the Shares to Interactiva.

3. FORMALIZATION OF THE ASSIGNMENT AND TRANSFER

      Immediately after purchase of the Shares on the Acquisition Date, Silvia must formalize the assignment and transfer of her Shares to Interactiva, by signing the share transfer document in the book "Record of the Transfer of Registered Nutec Shares."

4. WARRANTIES AND REPRESENTATIONS

4.1 Of the Seller:

      The Committed Seller warrants and represents to Interactiva that (a) she has full capacity to enter into this Agreement and that it constitutes a valid and binding obligation thereon, enforceable pursuant to its terms, and that on the Acquisition Date she will confirm that the statement contained herein remains valid through receipt of the Purchase Price and the transfer of the Shares to Interactiva; (b) the signing of this agreement constitutes a legal, valid and binding obligation on the parties, enforceable pursuant to its terms; and (c) the consummation of the transactions provided for herein shall not constitute nor result in the violation of any term, condition or provision, nor shall constitute breach or result in the creation of any encumbrance, charge or lien on any property or asset of the Committed Seller or in accordance with any agreement to which the Committed Seller may be party or that any of her assets be bound, nor shall such consummation violate any law, regulation, ruling, order or decree binding on the Committed Seller.

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4.2 Of the Buyer:

      Interactiva declares and warrants to the Committed Seller (a) that is a corporation duly organized and in valid existence and in complete compliance with the laws of its jurisdiction; (b) that it has full power and authority to enter into this Agreement and to consummate the transactions provided for herein, and that it constitutes a legal, valid and binding obligation on the parties, enforceable in accordance with its terms; and (c) that the statements and guarantees provided herein shall remain valid and shall be confirmed on the Acquisition Date upon acquisition of the Shares and payment of the Purchase Price by Interactiva.

5. SUNDRY PROVISIONS

5.1 This Agreement is entered into on an irrevocable and unconditional basis, binding on the parties themselves and their successors of any kind. Neither of the parties may assign or transfer any rights or obligations deriving from this Agreement without the express consent of the other, until the final transfer of Silvia's Shares to Interactiva.

5.2 Any and all communications between the parties must be made in writing and sent to the addresses of the Parties specified in the preamble to this instrument.

5.3 This Agreement may only be changed by agreement of the parties and in writing.

5.4 The parties hereby elect the forum of the court district of Porto Alegre, State of Porto Alegre, to settle any disputes or litigation as may arise with respect to this instrument.

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Being therefore in due agreement, the parties hereby sign this instrument in 2
(two) identical copies, in the presence of the two undersigned witnesses, by virtue of these presents.

                                            Porto Alegre, June 15, 1999

                                            TELEFONICA INTERACTIVA BRASIL LTDA.


                                            [signature]
                                            Name: Moshe B. Sendacz
                                            Title: Manager-Representative

                                            SILVIA NORA BERNO DE JESUS
                                            [signature]

WITNESSES:


1. [signature]


2. [signature]